Exhibit 2iE
                                                                    ATTACHMENT E

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT ("Agreement") by and between Optelecom, Inc., a Delaware corporation ("the Company"), and the person identified on the signature page of this Agreement as the Employee (the "Employee");

         WHEREAS, the Company, in connection with its acquisition of a company with which the Employee was associated as an officer, director and stockholder (the "Acquired Company"), desires to secure the services of the Employee and to enter into an agreement embodying the terms of such employment; and

         WHEREAS, the Employee desires to accept such employment and enter into such agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the parties hereto mutually agree as follows:

         1. Employment. The Company hereby employs the Employee for the term and upon the terms and subject to the conditions hereinafter set forth. The Employee hereby accepts such employment.

         2. Term. The Company shall employ the Employee for the term specified in Appendix A hereto (the "Minimum Term"). Following the expiration of the Minimum Term, the Employee's employment by the Company shall continue subject to termination by either party upon at least 90- days written notice to the other. For the avoidance of doubt, such notice may be given not less than 90 days prior to the end of the Minimum Term therein to be effective following the expiration of the Minimum Term. Upon expiration of this Agreement pursuant to this Section 2, the Employee shall have no statutory or regulatory claim for unfair dismissal or for redundancy payment.

         3. Duties. During the term of this Agreement, the Employee shall serve in the position specified in Appendix A hereto, or in such other positions with the Company or its affiliates as the Board of Directors or the President of the Company shall from time to time specify. As used hereinafter, the term "Employer" refers to the Company or to the affiliate of the Company referred to in Appendix A in specifying the Employee's primary position. The Employee shall devote his full time and attention and his best efforts to the business of the Employer and the furthering of its interests and to the discharge of the duties, functions and responsibilities that are customary for the position for which he is employed. The Employee shall comply with all Company rules and regulations of the Employer and the Company applicable to their respective executive employees or to employees generally and with all policies approved by the Board of Directors of the Company. The Employee represents that his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with, result in the breach of or a default under, or require the consent of any person under any other agreement to which he is a party or which purports to bind him.



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         4. Compensation. As the Employee's compensation during the term of the
Employee's employment hereunder, the Employer shall pay to the Employee, and the Employee shall accept, a base salary at the annual rate set forth on Appendix A hereto, to be paid in equal monthly installments or pursuant to such other schedule to which the parties may subsequently agree. Any increases in the base salary of the Employee shall be within the sole discretion of the Board of Directors of the Company, which at its option, from time to time may authorize an annual base salary at a higher rate than provided herein. The Employee shall also be entitled to such bonuses and such other compensation arrangements, if any, as may be set forth in Appendix A hereto.

         5. Expenses. The Employee is authorized to incur reasonable expenses in performing his services hereunder, including expenses for business entertainment and travel. The Employer shall promptly reimburse the Employee for such expenses upon presentation of an itemized expense statement together with supporting vouchers therefor and such other information as the Employer may from time to time reasonably require.

         6. Fringe Benefits. The Employee shall have the right to participate, on the same terms and subject to the same conditions, limitations, restrictions and requirements as the other executive employees of the Employer, in such medical, health, insurance, pension, profit sharing and other plans, if any, as the Company or the Employer may from time to time provide for the benefit of the employees of the Employer and in which the other executive employees of the Employer are eligible to participate.

         7.  Proprietary Property; Confidential Information.

                  (a) Proprietary Property. The term "Proprietary Property" includes any and all ideas, creations, developments, improvements, inventions, trade secrets, patents, copyrights, trademarks, trade names, logos, processes, computer programs, databases, spread sheets, documentation, models, methodologies, strategies, material works of authorship, know-how and methods of applying and putting into practice any such items that are created, developed or discovered by or for the Company or are acquired or licensed on a proprietary basis by the Company from others. Proprietary Property does not include proprietary technical information generally known in the business in which the Company operates, even if disclosed to the Employee or known or developed by Employee as a consequence of or through his employment.

                  (b) Confidential Information. The term "Confidential Information" includes any and all information which relates to the Company's products and services (including their development, manufacture, marketing and sale), the financial, marketing and other aspects of the Company's operations, and the intellectual property and business and other rights which it owns, licenses or otherwise has the right to use, which is not generally known outside the Company (other than to the Company's customers or suppliers or other third parties in connection with their business with the Company) and which is disclosed or accessible to Employee or known or developed by Employee as a consequence of or through his employment. It includes, but is not limited to, memoranda, files, books and records, financial and accounting methodologies, catalogs, lists of customers or prospects, price lists, advertising and promotional materials, packaging design, business plans, operating policies and manuals, internal controls, policies, procedures and guidelines, and other business information and records used in the conduct of business (whether in tangible -- including written documents,



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magnetic tapes, disks or other media -- or intangible form), agreements and understandings between the Company and third parties, and trade secrets, software and other licenses, source codes and object codes, designs, drawings, plans, and other such information and rights, intangible or otherwise, whether or not such information comes with the term "Proprietary Property."

                  (c) Rights to Proprietary Property. The Employee agrees that, except as the Company may otherwise expressly agree in writing, (i) the Employee shall have no rights and shall acquire no rights to any Proprietary Property that comes within the Employee's knowledge or possession through or as a consequence of his employment with the Company, and (ii) any information or other property that is invented, created, discovered, written, developed, furnished or produced by the Employee, solely or jointly, wholly or partly, while employed by the Company or with information proprietary to the Company ("Developments") shall be the exclusive property of the Company, and the Employee shall have no right, title or interest of any kind in and to the Developments, including any results or proceeds therefrom. The Employee hereby sells, transfers, and assigns to the Company all right, title and interest which the Employee may be deemed to have in and to the Developments, including the right to patent, register copyrights for or obtain legal protection for the Developments, and agrees to communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to any Developments. At any time during or subsequent to employment, upon the request and at the election and expense of the Company, the Employee will patent, register copyrights for or obtain other legal protection for, or permit the Company to patent, register copyrights for or obtain other legal protection for, any Developments and execute any and all assignments, instruments of transfer, or other documents that the Company deems necessary or appropriate to transfer to the Company all rights in or to the Developments or to evidence the Company's ownership of such rights or any of them.

                  (d) Use and Disclosure. Except as may be otherwise expressly authorized in writing by the Company, the Employee shall not use any Proprietary Property or Confidential Information except for the benefit of the Company and shall not disclose any Confidential Information to any other person. As used in this Agreement, unless the context otherwise requires, the term "person" includes, but is not limited to, any individual, partnership, association, firm, corporation, trust, unincorporated organization, joint venture or other entity. This restriction on use and disclosure applies without limitation as to time or place.

                  (e) Applicability to the Company and Its Affiliates. For purposes of this Section and Sections 8, 9 and 10 of this Agreement, references to the Company shall be deemed to include the Company and any corporations or other business entities affiliated with it, including the Acquired Company.

         8. Company Property. Following termination of the Employee's employment with the Company for any reason, the Employee shall promptly return to the Company all property of the Company in his possession or control (and any and all copies thereof) including, without limitation, all Proprietary Property and Confidential Information.

         9. Non-Competition. During the period commencing on this date of this Agreement and ending on the date on which the Post-Employment Restricted Period (as set forth in Appendix A



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hereto) ends (the "Restricted Period"), the Employee shall not, either on his own account or for any other person or entity, directly or indirectly, (a) engage in any activities or render any services, which are similar or reasonably related to those performed for or rendered to or on behalf of the Company or the Acquired Company during the Restricted Period or the one-year period preceding the date of this Agreement (together, the "Extended Period"), to any business which competes with the Company in any place where the Company is engaged or, to the knowledge of the Employee, intends to engage in business or (b) own a greater than five percent equity interest in or be connected with the management, operation, or control of any such business, but the foregoing shall not be deemed to exclude the Employee from acting as a director of or consultant to other businesses for the benefit of the Company with the consent of the Company's Board of Directors.

         10. Non-Solicitation. During the Restricted Period, the Employee shall not directly or indirectly: (a) attempt to induce, or assist others to attempt to induce, any person who was or was actively negotiating to become a customer of the Company or the Acquired Company at any time during the Extended Period to reduce or terminate such customer's business with the Company or to direct any of its business that is then being or may be done with the Company to any other person; (b) attempt to induce, or assist others to attempt to induce, any employee of the Company to terminate his or her employment with the Company; and
(c) whether in his individual capacity or as the owner, partner, employee or agent of any entity, employ or offer employment to any person who is or was employed by the Company during the Restricted Period unless such person shall cease to have been employed by the Company in any capacity for a period of at least six months.

         11.  Termination.

                  (a) For cause. The Company shall have the right to terminate this Agreement at any time during the Minimum Term for cause upon 10 days' written notice of such termination specifying the reasons therefor. In the event of such termination for cause, Employee shall only be entitled to receive accrued base pay and benefits as of the date of termination. The term "cause" shall mean any act or omission to act, or series of acts or omissions to act, or course of conduct of the Employee that, in the reasonable opinion of the Board of Directors of the Company acting in good faith, constitutes gross negligence, dishonesty, willful malfeasance, unlawful or unethical activity, other serious misconduct or material breach in the performance of his duties under this Agreement.

                  (b) Upon death or disability. This Agreement will terminate upon the Employee's death or upon a determination by a qualified physician selected by the Board of Directors of the Company that the Employee is incapable of substantially fulfilling the duties and responsibilities of his position due to physical, emotional or mental incapacity. In the case of such termination, the Employee shall be entitled to receive three months' base salary, at the rate being paid as of the date of death or disability, against which the Employer shall be entitled to offset any amounts due to the Employee or his estate under death or disability insurance policies maintained by the Employer or the Company on behalf of the Employee.

                  (c) General. All rights to damages or other remedies that either party may have (under this Agreement or otherwise) by reason of any acts or omissions of the other party prior to termination shall survive such termination.




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         12. Notices. Notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight package delivery service or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:



         If  to the Company:         Optelecom, Inc.
                                     9300 Gaither Road
                                     Gaithersburg, MD 20877
                                     Attention: Edmund D. Ludwig, President

         If to the Employee:         As set forth in Appendix A

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         13. Survival. Sections 7, 8, 9, 10, 14 and 16 shall survive the termination of this Agreement, except as otherwise provided in such sections.

         14. Remedies for Breach of Agreement. If the Employee commits a breach or threatens to commit a breach of any of the provisions of this Agreement, the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without having to prove the inadequacy of the available remedies at law or irreparable injury, it being acknowledged and agreed as between the parties hereto that any such breach or threatened breach will cause irreparable injury to the Company and that money damages may not provide an adequate remedy to the Company. In addition, the Company may take and pursue all such other actions and remedies as may be available to the Company at law or in equity and shall be entitled to such damages as the Company can show the Company has sustained by reason of such breach, together with court costs and attorneys fees.

         15. Other Terms and Conditions of Employment. The written Additional Terms and Conditions of Employment between the Company and the Employee in the form attached hereto as Appendix B shall govern the matters set forth therein, except to the extent the Company and the Employee have expressly agreed otherwise in this Agreement.

         16. Other. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings between the parties regarding that subject matter, may be executed in two or more counterparts which together shall constitute a single agreement, may be amended only by a written instrument executed by the parties hereto, may not be assigned by either party without the written consent of the other (except that it may be assigned by the Company to any affiliated company or to a successor in connection with a merger, consolidation or sale of all or substantially all of the assets of the Company or any such assignee), and shall inure to the benefit of and be binding upon the parties and their respective successors. Forbearance by either party to require performance of any provision hereof shall not constitute or be deemed a waiver by such party of such provision or of the right thereafter to enforce the same, and no waiver by either party of any breach or default hereunder shall constitute or be deemed a waiver of any subsequent breach or default, whether of the same or similar nature or of any other nature, or a waiver of the provision or provisions breached or with respect to which such default occurred. In the event any of Sections 7, 8, 9 or 10 is held not to be enforceable in accordance with its terms, the Employee and the Company hereby agree that such Section shall be reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted by law. Unless the context otherwise requires, this Agreement shall be governed in all respects by the laws of the State of Maryland, without reference to the principles of conflict or choice of law thereof, and both the Company and the Employee hereby agree to submit to the exclusive jurisdiction of the federal and state courts within the State of Maryland in any action or proceeding arising out of or relating to this Agreement, agree that process may be served upon them in any manner authorized for those courts and covenant not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement this 12th day of December, 1997.

OPTELECOM, INC.                                EMPLOYEE


By
  ---------------------------                  ---------------------------
        Edmund D. Ludwig
        President

                              EMPLOYMENT AGREEMENT
                                   APPENDIX A
                              --------------------

Employee:                        David A. Brown

Minimum Term (Section 2):        Three years commencing December 12, 1997

Position (Section 3):            Chairman and Marketing Director of
                                 Paragon Audio Visual Limited

Annual Base Salary
  (Section 4):                   62,000 Pounds Sterling, subject to deductions
                                 of Tax and Employee National Insurance
                                 Contributions

Additional Compensation
  Arrangements (Section 4):      See Attachment A - Paragon Executive Bonus Plan

Post-Employment Restricted
  Period (Section 9):            Six months


Employee Address
(Section 12):                    Paragon Audio Visual Limited
                                 Langley Business Court
                                 Worlds End
                                 Beedon, Newbury
                                 Berkshire RG20 8RY
                                 United Kingdom

                              EMPLOYMENT AGREEMENT
                                   APPENDIX A
                              --------------------

Employee:                        Andrew S. Brown

Minimum Term (Section 2):        Three years commencing December 12, 1997

Position (Section 3):            Managing Director of
                                 Paragon Audio Visual Limited

Annual Base Salary
  (Section 4):                   62,000 Pounds Sterling, subject to deductions
                                 of Tax and Employee National Insurance
                                 Contributions

Additional Compensation
  Arrangements (Section 4):      See Attachment A - Paragon Executive Bonus Plan

Post-Employment Restricted
  Period (Section 9):            Six months


Employee Address
(Section 12):                    Paragon Audio Visual Limited
                                 Langley Business Court
                                 Worlds End
                                 Beedon, Newbury
                                 Berkshire RG20 8RY
                                 United Kingdom

                              EMPLOYMENT AGREEMENT
                                   APPENDIX A
                              --------------------

Employee:                        Mark D. Brown

Minimum Term (Section 2):        Three years commencing December 12, 1997

Position (Section 3):            Sales Director of
                                 Paragon Audio Visual Limited

Annual Base Salary
  (Section 4):                   62,000 Pounds Sterling, subject to deductions
                                 of Tax and Employee National Insurance
                                 Contributions

Additional Compensation
  Arrangements (Section 4):      See Attachment A - Paragon Executive Bonus Plan

Post-Employment Restricted
  Period (Section 9):            Six months


Employee Address
(Section 12):                    Paragon Audio Visual Limited
                                 Langley Business Court
                                 Worlds End
                                 Beedon, Newbury
                                 Berkshire RG20 8RY
                                 United Kingdom

                              EMPLOYMENT AGREEMENT
                                   APPENDIX A
                              --------------------

Employee:                        Darren N. Brown

Minimum Term (Section 2):        Three years commencing December 12, 1997

Position (Section 3):            Operations Director of
                                 Paragon Audio Visual Limited

Annual Base Salary
  (Section 4):                   62,000 Pounds Sterling, subject to deductions
                                 of Tax and Employee National Insurance
                                 Contributions

Additional Compensation
  Arrangements (Section 4):      See Attachment A - Paragon Executive Bonus Plan

Post-Employment Restricted
  Period (Section 9):            Six months


Employee Address
(Section 12):                    Paragon Audio Visual Limited
                                 Langley Business Court
                                 Worlds End
                                 Beedon, Newbury
                                 Berkshire RG20 8RY
                                 United Kingdom

                                  ATTACHMENT A
                                TO APPENDIX A OF
                              EMPLOYMENT AGREEMENT


                              Executive Bonus Plan
                                      For
                          Paragon Audio Visual Limited
                          ----------------------------

         Under the Plan, a bonus is payable to designated key executives of Paragon Audio Visual Limited ("Paragon") for each of the five fiscal years of Optelecom, Inc. (the "Company") beginning January 1, 1998. The Employee shall be entitled to participate in the Plan and to receive for each year an amount equal to 25% of the Bonus Pool for that year. The Bonus Pool shall be an amount equal to 25% of Paragon's Gross Operating Profits in excess of US$400,000 for each of 1998,1999 and 2000 and equal to 10% of Paragon's Gross Operating Profits in excess of US $1 million for each of 2001 and 2002. The Company's independent public accountants shall determine Paragon's Gross Operating Profits for each year in connection with their audit of the Company's financial statements for that year. Paragon's Gross Operating Profits for a year shall be determined by adding to the annual net income of Paragon, before accrual of any expense for bonuses payable under the Plan, an amount equal to the sum of the expenses included in such determination of net income for (i) amortization of goodwill,
(ii) license fees and interest related to the acquisition of Paragon by the Company (including, without limitation, the annual payments of $175,000 under the License Agreement) (iii) income taxes, and (iv) research and development and other forms of developmental expenditures beyond Paragon's average historic levels of such costs. In determining Paragon's Gross Operating Profit for any year, the Company's independent public accountants shall also make an appropriate adjustment to (i) render neutral any distorting effects of sales discounts within the Optelecom group of companies, (ii) give credit for sales made directly by other Optelecom companies that, prior to the acquisition of Paragon, would have been made by Paragon and (iii) give compensatory credit for any loss or diminution of revenue resulting from the actions or omissions of any person employed by or company within the Optelecom group of companies not under the supervision or managerial control of one or more of the Browns. The Employee's bonus for each year shall be paid in cash within 15 days after completion of the audit of the Company's financial statements for that year.

         If the Employee shall voluntarily terminate his employment (for reasons other than death, disability, or unreasonable or oppressive conduct by the Company) or shall conduct himself in the discharge of his duties in a manner that he knew or ought to have known to be likely to result in a material financial impairment of the Company or its prospects, the Employee shall not be entitled to payment of a bonus for the year in which such election is made or such conduct occurs or for any succeeding year. For the avoidance of doubt, the standard for termination for cause under the Employment Agreement to which this Attachment relates is distinct, separate and different from the standards giving rise to a forfeiture of bonus set forth in the preceding sentence.



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                              EMPLOYMENT AGREEMENT
                                   APPENDIX B

                       Terms and Conditions of Employment


         The particulars herein contained satisfy the requirements of the Employment Rights Act 1996.

COMMENCEMENT OF CONTINUOUS EMPLOYMENT

         The Employee's employment with the Company began on December 12, 1997. The Employee's employment with his previous employer (Paragon Audio Visual Limited) commencing on 1st July 1994 counts as part of his continuous period of employment.

LOCATION

         The Employee's employment will be based at Beedon or such other location within a 25 mile radius of Beedon as the Company may from time to time direct, but he may be required to travel in the course of his duties. All traveling and out-of-pocket expenses reasonably incurred by the Employee in the course of his duties and supported by receipts will be reimbursed to him by the Employer.

WORKING HOURS

         Normal working hours are 37.5 hours per week, commencing 08:30 to 17:00, with a lunch break between the hours of 13:00 - 14:00. The Employee will work such additional hours as are necessary for the proper performance of his duties.

HOLIDAYS

         The holiday year will run from 1st January to 31st December.

         The annual holiday allowance is 20 working days. Up to 3 days of the annual allowance may be determined by the Company to arrange the Christmas holiday dependant on when Christmas falls.

         Holiday pay will be accrued at a rate calculated by the total annual holiday, excluding statutory public holidays, divided by 12 per month. One additional day's holiday will be given for each completed calendar year of service (Jan-Dec) working up to a maximum of 5 days per year.

         In the last calendar year of employment the amount of paid holiday will be calculated proportionately for each calendar month served in that year. The Company reserves the right to recover from the Employee any payment in respect of holidays taken in excess of his entitlement accrued at the date of his leaving. Upon termination of the employment, the Employee shall be entitled to salary in lieu of any outstanding holiday entitlement. All annual holidays are to be taken at dates mutually agreed with the Company and not more than 10 consecutive days may be taken at



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any one time without the Company's consent. All annual holidays must be taken before the 31st March of the following year. Holidays not taken will be forfeited.

         In addition to annual holidays the Company observes the statutory public holidays appropriate to the location of the Employee's appointment to which the Employee is also entitled.

SICKNESS AND STATUTORY SICK PAY

         Statutory sick pay will be paid in accordance with current legislation in the United Kingdom. Any additional sick pay will be at the Company's absolute discretion.

PENSION

The Company does not operate a pension scheme for employee based in the United Kingdom.

DISCIPLINARY RULES & GRIEVANCE PROCEDURES

         There are no disciplinary rules in force in relation to the Employee who is at all times expected to conduct himself in a manner consistent with his senior status.

         There is no formal or contractual Grievance and Appeals procedure applicable to the Employee's employment but if the Employee has any grievance in relation to the employment he may apply in writing to the President of the Company.

COLLECTIVE AGREEMENTS

         There are no collective agreements in force which affect the terms of this Employment.